UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) March 30, 2007 (March 26, 2007)

ZAP
(Exact name of registrant as specified in its charter)

California	001-32534	94-3210624
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

501 Fourth Street Santa Rosa, CA	95401
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (707) 525-8658 not applicable
___________________________________________________________________________________________________________
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(c)  Appointment of Certain Officers

On March 26, 2007, ZAP appointed Mr. Amos Kazzaz as its Chief Operating Officer.

Prior to joining ZAP, Mr. Kazzaz served as Vice President of Cost Management at United Airlines, Inc. where he oversaw United Airline’s operations, process improvement, and cost management. From 2003 to 2006, Mr. Kazzaz served as United Airline’s Vice President of Financial Planning and Analysis during which time he accounted for United Airline’s planning and analysis function and capital budget. From 2002 to 2004, Mr. Kazzaz served as United Airline’s Vice President of the Business Transformation Office, the company’s first enterprise project management office, during which time he was responsible for identifying areas of revenue and cost improvements; concurrently, Mr. Kazzaz served as the Chief Operating Officer at Avolar, a subsidiary of United Airlines. He currently sits on the Boards of Directors of Alliant Credit Union, SkyTech Solutions in India, and Integres. Mr. Kazzaz holds a bachelors degree in International Affairs from the University of Colorado and a Masters in Business Administration from the University of Denver.

ZAP’s Chief Executive Officer, Steven M. Schneider, outlined the terms of Mr. Kazzaz’s employment in a memorandum to Mr. Kazzaz dated March 26, 2007 (the “Memo”). Under the terms of the Memo, Mr. Kazzaz’s initial base salary is $120,000 per annum with a signing bonus of 100,000 shares of ZAP common stock with no vesting period. Such shares are to be returned to ZAP if Mr. Kazzaz’s employment is terminated at the election of either Mr. Kazzaz or ZAP during the first 90 days of his term. Mr. Kazzaz was also granted 1% ESOP stock options that will vest over three years starting from March 25, 2007.

A definitive employment agreement will be executed by ZAP and Mr. Kazzaz upon successful completion of an initial six month trial period.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits.

Exh. No.  Description

10.1	ZAP memorandum, dated March 28, 2007, from Steven M. Schneider to Amos Kazzaz regarding Mr. Kazzaz’s employment engagement with ZAP.

10.2	A form of the Press Release regarding Mr. Kazzaz’s employment engagement with ZAP issued March 30, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZAP

Date: March 30, 2007	By: /s/ Steven M. Schneider
Steven M. Schneider
Chief Executive Officer